Exhibit 99.1

FOR IMMEDIATE RELEASE: May 5, 2008	NEWS OTCBB: ELDO

Eldorado Artesian Springs Feature to Air Today on CNBC Power Lunch “Mike On America” Segment

Louisville, Colorado, May 5, 2008 – Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced that the Company is scheduled to be featured on CNBC’s Power Lunch program today, May 5, 2008. The feature was done by roving business reporter Mike Hegedus for his regular “Mike on America” segment, which typically runs toward the end of the two-hour Power Lunch program. Power Lunch is scheduled to air today from 10 a.m. to 12:00 noon Mountain Time. Should the Eldorado feature not air due to breaking news or other reasons, the Company will announce the new scheduled airtime once it is available.

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.

Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com